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                                                                      EXHIBIT 12


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          GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED AND SUBSIDIARIES
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(Dollars in Millions)                                            Nine Months Ended
                                                                 September 30, 1999
                                                                 ------------------
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Net earnings available for fixed charges:

  Income from continuing operations                              $             73.3

  Add - Income taxes                                                           36.4

       - Fixed charges                                                         32.4
                                                                 ------------------

Adjusted earnings                                                $            142.1
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Fixed charges:

  Interest expense                                               $             30.0

  Portion of rent expense representing interest                                 2.4
                                                                 ------------------

Adjusted fixed charges                                           $             32.4
                                                                 ==================

RATIO OF EARNINGS TO FIXED CHARGES                                             4.39
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